Exhibit 99

Heritage Financial Group Reports Ownership of Freddie Mac Securities

Company to Remain Well Capitalized

ALBANY, Ga.--(BUSINESS WIRE)--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it currently holds approximately $1.5 million par value of Freddie Mac preferred stock in its available-for-sale investment portfolio. The Company has no additional equity exposure to Fannie Mae or Freddie Mac equity securities. Following the U.S. government's actions earlier this week to place Freddie Mac under conservatorship and eliminate its dividends on preferred stock, the Company has seen a dramatic decrease in the value of this investment.

Management currently is examining tax issues and accounting treatment related to the decline in value of this investment. The Company is uncertain if it will be able to recognize a tax benefit if this investment is written down to market value. As of September 10, 2008, the fair value of the Company's investment in Freddie Mac preferred stock was approximately $150,000. As of June 30, 2008, the fair value of this investment was approximately $1.3 million.

At the end of the second quarter of 2008, Heritage Financial Group reported that its total risk-based capital ratio was approximately 17% – significantly above the 10% level required to be considered "well capitalized." The Company will remain well capitalized at the end of the third quarter, even if the Freddie Mac investment is written down to its fair market value, or if deemed worthless, with no corresponding tax benefit.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of June 30, 2008, the Company reported total assets of approximately $487.6 million and total stockholders' equity of approximately $63.3 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 74% of the shares of Heritage Financial Group. The remaining 26% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and
Chief Financial Officer